EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST & ASHFORD HOSPITALITY PRIME
FOURTH QUARTER CONFERENCE CALL
February 28th, 2014, 11:00 AM ET
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey. Good morning, guys. Just first of all, with regards to the Ashford Inc. spin-off, can you help us understand, I guess, you know, how Ashford Inc. is going to be aligned with both shareholders of Trust and Prime? Is Ashford Inc. going to own a portion of Trust and Prime, or is Ashford still going to own the equity that it owns in Prime and then are—is the fee structure going to be similar to how the fee structure is currently with Prime?

Monty Bennett:
Sure, Ryan. This is Monty. On the alignment side, we want very much for Ashford Inc. to own—have ownership in Trust and Prime but, because of some, I think, 1940s Securities Act regulations, it makes it very difficult for that to happen. So, what we’re going to do for a strong alignment is do it through the Management team. So, the Management team is going to continue to own this 19% in Trust, the 14% in Prime, and then the 19% in Inc.; so that is how we’re going to provide that alignment because, again, the—having the advisor own interest in the other ones just wasn’t feasible considering the 1940s Investment Act. Those were considered securities and that just caused us all kinds of problems. We looked at that extensively because that’s what we wanted to do, but just can’t do it legally.

What was your second question?

Participant 1:	Just regarding the fee structure. Is that going to be similar where it’s going to be based on stock performance to a large extent?

Monty Bennett:	Yes. We anticipate it’ll be—it’ll mirror the same structure.

Participant 1:
Okay, that’s helpful, and then, with regards to, you know, obviously you don’t have a ton of income coming from this, you know, I guess, asset management arm today. Do you have plans on growing that income stream before the spin-off is completed in 3Q, whether that be maybe, you know, contributing Remington into Ashford Inc. or doing something else, maybe it be another acquisition in advance of the spin-off so that the Company comes out with enough earnings that, you know, it’s more relevant and investors aren’t looking to dump it, given there’s a lack of liquidity or capital?

Monty Bennett:
Well, we think it’s going to come out in a fairly big size because the—even as it is today, the amount of revenue that it’ll be taking in. If you look at the TEVs of the entities today and without any incentive fees from Trust and from Prime, it’d be about $38 million in cash flow, so the expenses of that new platform will be something like 28 million, or so, so you can see we’ve got some good cash flow right at the box.

But, as far as growing the platform, we’re looking at all options. We’ve got a real estate securities platform that we’re in the process of launching and starting to talk to people about it. That’s in process and we hope to have our first launch sometime this summer on that. Remington being involved somehow is certainly a possibility somewhere along the way, whether it’s before the spin-out of Ashfords, if we wanted to roll that in, although, as you know, we’d have to get the independent Directors on board and we’d have to go through a process because of the related parties. There’s other opportunities; growing the existing platforms, Trust and Prime, and/or spinning out new platforms. So, we’re looking to grow all these platforms pretty aggressively.

Participant 1:
Okay and just one last for me and then I’ll jump in—jump back in queue. With regards to Prime, you guys—I don’t want to say D.C. with the Capital Hilton is roughly 15 to 20% of annualized EBITDA right now; what’s the appetite for acquiring Crystal Gateway, given that that’s going to bolster your exposure to D.C. closer to 30%? Are you more inclined to acquire other assets so that you dilute that massive exposure to one market before acquiring Crystal Gateway, or is that—or, are you not as concerned about that because you’re more focused on the long-term value and know that you’ll acquire other assets later on?

Monty Bennett:
Sure. Back to your first question and I want to point something out. You may be familiar with a company called Alpha Source that spun out and had their own manager and NorthStar did this here recently as well, and one reason that I think Alpha Source traded so well, their manager, is because they started with a relatively low base of management fees and so, to the extent that Ashford Inc. comes out on the smaller side of the advantage is that, as it had platforms, it can benefit from a large percentage increase in fees, which would be a great benefit to shareholders. So, you know, that’s advantage—that’s a big advantage of coming out on a little bit of a smaller side if we do.

Over to the Gateway property, we are kind of sitting on our hands right now. We’re not in a big rush to run over there and do anything so, you know, we haven’t talked internally specifically about the timing. We were really anxious to get an outside investment into the platform in the form of something like Sofitel, which we’re very, very happy with. It couldn’t have been a better opportunity for us and then, getting Pier House over. But, as far as the other aspect, you know, is the Gateway Marriott. We’re not in a rush. We’ve got, I think, another 18 months to exercise that option, so I think that Prime’s just going to wait on that for a little while and see how the market—the D.C. market fairs over the next period of time, and concentration risk would definitely be something that would be considered on the Prime’s Board side.

Participant 1:
Right. I think that answers my questions and yes, I guess if Ashford Capital—or, Ashford Inc. saves like off the source out of the gate your investors will be very happy. That’s all for me. Thanks a lot.

Monty Bennett:
I’m sure and, just as a reminder, Ryan, that transaction for the Marriott property—the Marriott Gateway property would have to be for units and so it wouldn’t be a transaction that would require cash, in any event.

Participant 1:	Right, I see.

Monty Bennett:	(Cross-talking).

Participant 2:
Thanks. Yes, I had two questions. The first one you kind of alluded to already. I was basically going to ask if Ashford Inc. is kind of a vehicle to buy Remington and it sounded like, from your reference to it, that basically that is what’s going to happen. You suggested—it sounded like it could even happen before the spin-out. I don’t know if I misunderstood that because I—how that would be structured, but it sounds like that’s something we could expect by year-end, I guess, and then I have a question about the transaction market after that.

Monty Bennett:
Sure. As far as Remington being rolled into it, we just don’t really have any guidance on that. We wanted to get this platform up and going and as far as, you know, Remington being as part of it, without really knowing here off the top of my head, it might not affect our Form 10 filing and complicates things. We really have to look into that and see if that would delay the whole process, which we’re not interested in doing, so we just haven’t sat down and looked at the timing of Remington or even if it’s going to happen. We just haven’t come to any conclusions on that, whether it’s before the spin-out, after, or at all.

Regarding the transaction market, I’ll let you ask your question of that (ph).

Participant 2:	Sure. You know—I mean, I was just interested to kind of get your view on the transaction market and whether you expect you’ll be a, you know, net buyer or net seller this year.

Douglas Kessler:	Well, I think for Ashford Prime we’ve already indicated to be a net buyer with the great transactions we’ve already completed with the Sofitel property and then, as we stated,

we’ll be closing today on the Pier House Resort in Key West, Florida. The market is an attractive market. We believe there’s still several years of upside potential for hotel values in the cycle, even at the midpoint and many people believe this could be an extended cycle.
In addition, the volume of transactions is increasing. We are hearing more broker opinion of values. Work is being done by the major brokers, so that’s sometimes an early indicator of potentially more transactions coming and then, naturally you see in this part of the cycle more transactions coming into the market as buyer and seller expectations are meeting one another. We’re not seeing much movement in cap rates. We’re seeing the debt markets remain very stable and increasing liquidity, so that’s also a good sign from a valuation standpoint. Obviously, on the operational side, we’re pretty bullish on what the industry pundits are saying with respect to future RevPAR growth.
For Ashford Trust, we’re also seeing opportunities in that platform, as well. The interesting aspect about Ashford Trust arguably is that potentially there’s—there seems to be less of a competitive playing field just because I think that the Ashford Trust platforms target RevPAR, which is less than two times the national average because obviously it cannot be competitive with the Ashford Prime target of two times or greater than national average. We see numerous properties in that zone coming to the market and not as many buyers chasing those assets, so I’ll conclude that within both cases, as we’ve done for the past decade with Ashford Trust, we’re very disciplined. We look at the added value of these assets in terms of the near-term and longer term accretion on a share price basis to our Companies and we’ll continue to operate with a very disciplined focus on, you know, capital markets activity as well as our purchasing, but generally, we expect to be a net buyer in Prime and I think we’re looking at certainly opportunities for Trust.

Participant 2:	Okay, great. Thanks very much.

Participant 3:
Hi. Good morning, everyone, and thank you for taking the question. Yes, I guess, Monty, when I think about, you know, these transactions you’ve entered into over the past year or so that one of the concerns I think of is just the relatively small size and liquidity of each of the entities that have already been talked about on the call. I guess, when you thought about the Ashford Inc., you know, how did you guys think about this concern and, you know, how quickly do you think you can get this platform growing, and how will you drive that growth, and will it be through debt or equity?

Monty Bennett:
Good question. You know, the liquidity is an important part of this and we want to make sure we size—that we get listed on a good sized exchange. We’re going to go for NYSE and maybe we can only get on the NYSE MKT, but that is very important to us. But, I think, also, probably more important is share price performance and that’s why we want to go ahead and do these types of things.

If you look at our share price performance over the past 10 years, our results are up over 200% compared to our peers of about 96%. That long-term performance is because we do different kinds of things and while, in the short-term it may make it a little difficult for one investor or another to participate in the stock, which we regret, we’d rather they just stay in the stock and stay all the way through and they would get fantastic returns.
Liquidity is only important if you want to jump out, right and, if you look at something like Altisource, their liquidity was extremely, extremely small and their stock performance went sky high. So, you know, I don’t know that liquidity makes a difference as far as our stock performance. In fact, maybe it’s just the opposite. Maybe they did so well because of their small market cap size but, that being the case, we know that a number of our investors like bigger platforms and like more liquidity, and we do have plans for growth.
You saw what happened with Ashford Prime here. If we were still together in Ashford Trust—Ashford Prime and Ashford Trust together, we wouldn’t have been able to do that equity raise, so already Prime has been able to increase its market cap by $150 million.

Then, as far as growing Inc., we are very excited about its growth prospects and we plan to be actively growing it. Now, whether that’s through cash or with our loan currency, which increases our equity market cap and our float, then that’s another way to do it. But, we are very interested in growing the platforms and we’ll be active out there doing it, one way, or another.

Participant 3:	I guess, at this point in time, do you have any target; you know leverage levels for the new platform?

Monty Bennett:	The new platform of Inc.?

Participant 3:	Of Inc., yes.

Monty Bennett:
No. You know, fairly modest. It’s an operating Company, so it’ll carry less debt when we launch it. I think our expectation’s right now that it’ll be launched with zero debt so, you know, we could lever it up a little bit if that’s what we wanted to do. So, we’ve got plenty of dry powder to get out there and to grow the platform.

Participant 3:
Understood and then, yes, Monty, I know you mentioned in your prepared remarks that you can’t be certain the spin will proceed as anticipated and I realize this is probably just required legal disclosure but, I guess, what are some of the circumstances that, you know, would potentially make you reconsider the transaction before it’s declared in 3Q? That’s it for me, thanks.

Monty Bennett:
We’ll always reconsider everything if that’s what we think is best for the Company. Now, we did a lot of analysis. We believe very strongly about measuring twice and cutting once, and that’s what we believe we did on this, so we don’t anticipate that at all. But, if for some reason we saw the world change dramatically, then yes, we absolutely would reconsider it.

But, we’ve seen what happens with these other type of platforms with this structure. You know, on the big scale it’s the KKRs, it’s the Blackstones, and the like, and the Fortress that have done very well in the public markets with this kind of structure and then, here, recently we have seen smaller types of platforms go public and do very well, whether it’s Altisource or NorthStar, and I’m sure you know about Starwood talking about this type of structure. So, it is a structure that the market is in love with right now. If there’s a big change about that, then sure, we’d look at it. We don’t anticipate that change, but you never can predict the future.

Participant 3:
Got it and I guess, I’m sorry, just one follow-up from that. You know, you quoted a lot of other asset managers in your comments there. I guess, you know, what—you know, how do you envision the securities part of the platform looking like?

Monty Bennett:	Our real estate equity strategy, is that what you’re referring to?

Participant 3:
Then there’s that and then you had mentioned some of the debt platform, as well. Just, you know, maybe provide a little bit more commentary on, you know, what you guys are thinking right now for each of those.

Monty Bennett:
Sure. Well, the real estate hedged equity—excuse me, hedged equity strategy is something we’re in the process of being in the market right now, and we’re talking to investors about it right now. So, that’s something where we hope to have our first closing here in the summer, maybe third quarter, of maybe 100 to 200 million to start, and then grow from there with the traditional fees of 1.5 to 2% of gross and then performance fees of 15 to 20% of the up.

Then, as far as a debt platform, that’s something we’re also looking at. As you know, we’ve done that in our core Ashford Trust platform for a while and actually got a hold on that despite the huge turndown in the marketplace, so that’s something we’re looking at, as well. But, what we want to do is, when we roll it out and when we do it, we want it to be accretive for our shareholders, so that’s something that we’re analyzing and are a little bit farther behind the real estate hedged equity strategy, but something that we’re interested in. You know, as far as the timing of it, it’s just hard to say.

Participant 3:	That’s really helpful. Thank you very much.

Monty Bennett:	Thank you.

Participant 4:
Hey, guys. It seems like there’s increased talk around portfolio transactions in the market; obviously you’d highlighted it in the past. Would you think about doing something similar again and now that you have—or, you’re going to have three platforms, you know, how do you think you’d structure it? Thanks.

Monty Bennett:
Sure. I’ll touch on it, I’m sure Doug will, too, here. We are absolutely looking at portfolio transactions. Our old structure prevented us from looking at those because we’re—the stock was trading on that one platform. Now, with a variety of platforms, we just have more flexibility, especially if you look at a portfolio and then we can divide it up among the platforms and put some assets in one and some assets in another, and that’s part of the strategy of having these platforms. There’s a number of portfolios that are out there. We’re looking at all of them and where we can make it accretive for our platforms, we are going to pursue them.

Douglas Kessler:
I’ll add to that just by saying, at this part of the cycle, generally when you start to see more portfolio trades happening and on top of that you have, whether it’s private equity funds or some of the non-traded REITs that have reached a certain time point in their cycle where a liquidating event is certainly on their radar, so it’s a natural part of the cycle that we’re entering where you will see more portfolios and there are several that are on the market.

As Monty said, by having these three platforms, we can really calibrate the portfolio to the respective cost of capital and make it accretive for that specific platform, as opposed to when we were just Ashford Trust and, you know, some things may have worked and some things didn’t work. But now, we can find that proper silo and put that portfolio opportunity into it or carve it up and create ROFOs between platforms if need be.
You know, I think what’s important to keep in mind, though, is that it’s the same Management team that we have here that has clearly shown the expertise, more so than any of our peers, in taking down large complex portfolio trades. We did it with the CNL portfolio. We did it before that with a portfolio we called FGS. We did it with the Highland portfolio, as you mentioned, and so I think the key here is that we have a demonstrated expertise and we know these are complex transactions, and if there’s opportunity that we think can create value for our shareholders through some type of combination, we will be thoroughly looking at that opportunity and determining whether or not we can make it an accretive transaction for our shareholders. But, that’s the beauty of having these multiple platforms.

Participant 4:
Okay, and then, just on D.C., you guys talked about how you’re going to be patient around the Crystal Gateway option and then you talked a lot about—in your prepared remarks about some of the government shutdown impact, but just—as we look forward, you know, what are the expectations for that market and then, other markets? Are there other markets that you’re very excited about for next year and the next—and kind of the next two years, and any other markets you’re concerned about? Thanks.

Jeremy Welter:
Sure, I can take that. This is Jeremy. As it relates to D.C., I can’t really talk specifically about our portfolio for 2014, but I can kind of give you general, you know, market updates and if you look at—and to really understand that, you really need to look at what happened in 2013. In May of 2013 there was really a new baseline set because of the cut for the government and sequestration, and that’s when the industry started to see the impact and it was consistently about 30% in government business declines monthly all the way through September and then, a little bit more in September in anticipation of the government shutdown and, of course, I just quoted that in the fourth quarter—our loss of government was around 40% in the fourth quarter.

So, heading into 2014, the year-over-year comparisons are, of course you had the inauguration in January of 2013 that did not reoccur in January ’14 and you’ll have the impact of sequestration from January through April of 2014 and, if you fast forward to May of 2014, you have sequestration in both May ’14 and May ’13 numbers. So, the impact of sequestration on a year-over-year basis should be muted and then, of course, in the fourth quarter, assuming the government stays open, you have some easier comparables in the fourth quarter of ’14, as compared to ’13.
There is some new supply that you’re probably aware of that’s coming into D.C. The Marriott Marquis is about 1,200 rooms. We have heard that originally it was scheduled to open in May. It’s likely to slip another month into June and what we understand is that Marriott’s done a very good job of selling that hotel and ramping it up, so hopefully some of the impact of the industry will be mitigated with that new supply. But, long term, we’ve got great hotels in D.C. They make great money, spin out a lot of great cash flow. We’ve got great brands and locations within those markets so, you know, I do think that this is certainly a challenging time, but going forward we’re very bullish on D.C. over the long-term.
Other markets: I’d say that there are some challenges in Philadelphia when you look at the convention calendar. Nashville, the convention calendar is incredibly strong. We see a lot of good outlook in certainly our West Coast markets, Seattle, San Francisco are very strong. The bookings are strong from what we hear in those markets, so we’re excited about more of the West Coast market and Philadelphia’s probably the more challenged market in the portfolio. Atlantic convention calendar, as well, looks very strong for the foreseeable future.

Participant 4:	All very helpful. Thank you.

Participant 5:
Yes, hi. Good morning, everyone. Monty, you talked about—you referenced a couple of names here, you know, where the trade—the shares have traded pretty high. Would you be able to give us some color on what the entity economics may look like just as it comes out of the gate? I think you talked about 8 million of Management revenues. You talked about 28 million of expenses. Just, if you don’t mind, help us kind of just think through the broad level economics, if you can. Thank you.

Monty Bennett:
Well, I think you touched on the broad level economics. They’re 38 million in fees if they were paid today—just base fees, and that’s not with incentive fees, and it’s hard to estimate what those are. But, that will be on top of and then, you know, our allocation of allocated expenses that we see right now as associated with this platform are something like 28. So, again, there’s no debt on it and there’s no preferred equity. At least that’s what we’re planning on doing right out of the box, so you can see that it has a great positive strong cash flow and again, as I mentioned, it’s got the ability to grow it on a multiple basis, considering its size, which we think is a great advantage.

We went over a number of different ways in which that fee income could increase over time, while the expenses will not increase proportionately, whether it be growing Ashford Trust, launching an Ashford select service platform, growing Ashford Prime, launching our real estate hedged equity strategy and receiving the benefits of those higher levels of fees from that one, and Ashford debt platform, which is something that we’ve got experience with and have done, whether it be management companies, property management companies and related renovation companies—Remington being one, but there are definitely others that are out there, whether it be services that are provided to these hotels within these different structures of publicly traded platforms.
Inc. has the right to provide other market services to them, such as future brokerage services of selling and buying assets, such as bringing about refinancings and financing services, and the list of potential services goes on and on and whether that’s Ashford Inc. buying a company that sells for, you know, as a pedestrian example, soap, and selling the soap to these different platforms for their use in the rooms—for the guest rooms for all the hotels or it’s something more on the services side, which this Management team has more experience with.
We just see quite a bit of revenue producing opportunity for this new spin-out platform and that’s why we’re so excited about it and that’s why we did it, while we really are excited about the short-term run ups on those platforms that I mentioned and that helped because we know many of our investors are looking for shorter term movements in the stock. We think the long-term prospects of it are absolutely fantastic and we’ve had a great eye for identifying long-term moves and that’s why, over the long-term our returns have materially outperformed our peers. So, we did this for the long-term benefits and all those revenue generating possibilities, but we’re also pleased that at least the market currently seems to be rewarding stocks in the short-term for adopting this strategy.

Participant 5:	Thank you. That’s very helpful. Monty, just a follow-up question on the expense side: Does the 28 million—is there an assumption there for public company costs or would that be over and above that?

David Kimichik:	This is Kimo. That’s included in the 28 million.

Participant 5:	That is, okay. That’s all for me. Thanks so much.

Monty Bennett:	Thank you.

Participant 6:
Good morning. Monty, a couple of follow-ups, just on your last comment about the brokerage and the financing; I guess if you’re talking about doing that for companies like Prime and Trust, wouldn’t that be included in the base fees and that kind of normal management that you would buy and sell assets or refinance assets? Wouldn’t that be included?

Monty Bennett:
No, that would not be because right now when we go out and we acquire some financings, we typically will hire a debts broker to help us with that, so we’ll hire a real estate broker when we’re selling assets to the extent that the new Manager acquires those skills, then it can charge for those services. Now, I believe the Management team already has the skills on that debt side and can offer that, you know, today but, on the property side, that would be something we’d have to build out (cross-talking).

Participant 6:	So, you’re really talking about replacing something you’re paying for externally.

Monty Bennett:	That’s right.

Participant 6:
Okay. Remington, just to be clear, I don’t believe that Ashford can—Ashford Trust can own Remington prior to the spin-off, right, because the management has to be done in an arm’s length way with an entity that is not a subsidiary?

Monty Bennett:
That’s right. It just wouldn’t work beforehand, although you could probably have the property management—I’m sorry, the project management construction business owned by, but it’d probably just be too messy, so I don’t see it happening beforehand. The earliest could be simultaneous, but again, that might gum up our filings and make things difficult, so…

Participant 6:	So, possibly under contract, or with an option to buy it in place, or something like that.

Monty Bennett:	Something like that. Again, many times it depends upon stock price and who wants to take that risk. I just see it to be more cleaner to be afterwards, but…

Participant 6:	At the same time, the more important piece here is that you as a principal owner of Remington, one of the two, your inclination is to have Remington be part of Ashford Inc.

Monty Bennett:
I think that would be a lot cleaner and I think, although, over the past five, seven years we’ve gotten just zero comments about the related parties between Remington and these others, I think some new investors would like it. We only take the question when we come across new potential investors but, to assure the marketplace, there’s no cashing out that’ll be going on. I’m here, I’m staying here. We love this platform and if we did something like that, we’d just roll it all in and take back shares or units and double down our investment in the platform.

Participant 6:	Right. It certainly does align the interests if public shareholders want to own the operator, as well.

Monty Bennett:	It definitely does.

Participant 6:	Just to kind of step back a little bit; why now? What is it that motivated you to announce and commence the work on this spin-off now?

Monty Bennett:	Versus some time—versus when? I don’t…

Participant 6:	As an example, a few years from now, after you’ve had a chance to grow the fee stream a bit more, for example.

Monty Bennett:
I see. Well, it’s because in order to grow some of those streams, we need to be able to grow the real estate platforms and we just couldn’t grow Trust because of where its share price was performing. I think we shared with you that we think Trust has been trading in such a way that its equity cost of capital is over 25% because we think this—the share price will do very well, so we couldn’t raise equity capital into Trust to grow the platforms and it’s by growing the platforms as to how you grow the fees, right? So, if we were to launch something bigger and to get bigger, we have to have these other platforms out there that grow, and that, therefore, grow the fees. So, we couldn’t really grow it, at least the way we wanted to just in one platform with Trust because Trust can’t grow.

The only thing that could grow is if we just continue to grow Prime over time, and that’s possible, but we also want to make sure we do the right thing of Prime and we don’t want to grow Prime just to grow, and we’ve always avoided that accusation with investors and that speaks to our returns, as well, is that we don’t grow just to grow. We do every single transaction and make sure it’s accretive. Well, that just depends on where the stock prices trade and there are seasons where it’s a good time to raise capital and seasons where it’s not, so we didn’t want to be hamstrung or handcuffed for just the one platform. So, we think by going ahead and getting it out there gives us more flexibility with more platforms to grow the fee stream faster; so we’ll grow it faster by going ahead and spinning it out now.

Participant 6:
Okay, that’s very helpful. One more, probably for Kimo: Can you just give us an idea about what the G&A of Trust would look like post transaction? Obviously we can calculate the fee. We already have, but what do you think the reimbursements would be non-cash, G&A, that kind of thing?

David Kimichik:	Well, I’ll deal with the reimbursement side of that in the non-cash, but the reimbursements were estimated to be about $6 million direct for Trust in addition to its management fee.

Participant 6:	Okay, and presumably the non-cash comp would be the same—it would be along the same lines, right?

David Kimichik:
So, just on a cash basis; let’s make it easy. The overhead for Trust is something like $30 million a year and then as we split the—it’ll be something like 28 for Inc. and 6 for Trust, and that $4 million increase is the added cost for two public companies versus one.

Participant 6:	Okay, so a lot of that ends up—I guess it’s kind of split between the two companies.

David Kimichik:	What do you mean? It’s split…

Participant 6:	The increase, the delta.

David Kimichik:	Well, it’s—it starts at 30 and 20 goes—28 goes to one and 6 goes to the other, so yes, I suppose that’d be true.

Participant 6:	So, the first is 30, but it moves up for Trust. It goes to 34—32 rather; 28 plus four.

David Kimichik:	No, no, no, that 28 includes it.

Participant 6:	Okay.

David Kimichik:	So, it’s 20 (audio interference). Afterwards it’s 28 and 6 on the other platform.

Participant 6:	Okay, we’ll work it all out. If we have questions we’ll call you. That’s great. Thank you very much.

Monty Bennett:	Thank you.

Participant 7:	Hi, good morning. The way I calculate it, it looks like you have a pretty low dividend payout of CAD or FAD on the prime. How much longer do you envision it staying at that—staying that low?

Monty Bennett:	You mean as far as our dividend?

Participant 7:	Yes, dividend.

Monty Bennett:
Well, we gave out a guidance this past December and, as you know, or maybe you don’t, but we also like to, every December, give guidance for the upcoming year and so that’s something for the Board this coming December to sit down and discuss and to say, and if we and the Board think that its—will help our stock price performance to increase it, we will.

Participant 7:	Okay. Thank you.

Participant 8:
Bryan Maher:    Good morning, guys and I apologize if I missed this. But, as it relates to the Marriott impact on RevPAR, both for Ashford Trust and Prime, as well as Sandy, do you guys have an estimation as to what that impact was as in what RevPAR might have been without those?

David Kimichik:	When you say Marriott impact, are you saying the accounting change?

Participant 8:	Right. Like, what would you suspect the RevPAR would have been? Would it have been up 1 percentage point, 2 percentage points had that Marriott change not been in place?

David Kimichik:
I mean, I think what we quantified for Trust was about a 300 basis point impact to D.C. and Sandy for the quarter and then, as it relates to the accounting change, it’s—we don’t have that actually calculated. What I would say is just look at it over the course of the full-year and compare RevPAR on a year-over-year basis.

Participant 8:	Okay, so 300 basis point RevPAR degredation for Sandy and D.C. combined?

David Kimichik:	That’s right.

Participant 8:	For Trust?

David Kimichik:	That’s right.

Participant 8:	Yes. (Cross-talking).

Participant 1:
Hey, just one last quick question. You know, you guys mentioned in the press release and I guess a little bit on the call today the plan to launch a select service hotel platform. Can you give us some color on whether you’re looking to spin-off some of the select service assets from Trust and essentially even Prime into a new REIT, or whether this is something new where you guys are looking at potentially acquiring one of the large select service portfolios that’s on the market right now and launching a third REIT to go along with Trust and Prime? Thanks.

Monty Bennett:
Sure. We’re looking at all those options, Ryan. The only option we’re not really looking at is pulling any of the select serve out of Prime, because those are high RevPAR assets and so we want to just keep those in there. But, whether it be any of those options and more are what we’re looking at as far as select service.

Participant 1:
I guess when you think about Trust, you know, how many—how small are you willing to make Trust, you know, if you do decide to split off a select service? Obviously, based on the assets that Trust owns today, if you split off a select service you’d be looking at two pretty small companies, I guess, on a market cap basis. I’m not sure that would pencil out as well as if you were acquiring an entire portfolio to add in, so is that something you’re willing to do before you grow the platform or TBD still?

Monty Bennett:
It really is TBD. We—first of all, we don’t want to get Ashford Trust much smaller, so that’s going to go into our thinking a lot, but there’s no hard and fast rules. We do notice that—at least with all the announcements we’ve done, that size does not affect your trading multiples, despite the fact that a lot of people say it does, but fiscally it doesn’t. But, we know our investors like more liquidity and so do we, so we’re just reluctant to do that.

Monty Bennett:
Sure, and I think, from a size (inaudible) recall that Highland Hospitality, which was formerly a publicly traded company, is embedded inside of Ashford Trust. So, even if it were just that, that would be arguably a sufficient platform on its own but, in addition to that, we still would have a great number of other full service hotels to the extent we were to do something with a select strategy. So I think we would look at the situation as being more than adequate critical mass, regardless of what we do.

Participant 1:	All right, that’s helpful. Thanks a lot.
END